


FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER:  3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES: SEPTEMBER 30, 1998
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting  Person*      2. Issuer Name AND Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
    HARRIS   JAMES   WESLEY                        SPEEDWAY MOTORSPORTS               ______ Director                ______10% Owner


                                                                                      ___X__ Officer                 _______ Other
                                                                                      (give title below)             (specify below)
                                                                                      VICE PRESIDENT

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(Last)   (First)    (Middle)                    3. IRS                             4. Statement
                                                   Identification                     for
                                                   Number of                          Month/Year
                                                   Reporting
                                                   Person, if
                                                   an entity
                                                   (Voluntary)

   5555 CONCORD PARKWAY, SOUTH                     ###-##-####                        MAY 1999
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        (Street)                                5. If                7.  Individual or Joint/Group Filing  (Check Applicable
                                                   Amendment,             Line)
                                                   Date of                    ___ Form filed by One Reporting Person
                                                   Original                   ___ Form filed by More than One Reporting Person
   HARRISBURG, NC 28075                          (Month/Year)
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(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-      Trans-          Securities Acquired (A)        Beneficially  Form:
                         action      action          or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Month         Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------


   COMMON STOCK           5/24/99     S             5,400        D      $40.6725         0            D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
   COMMON STOCK           5/25/99     S             4,600        D      $40.3261         0            D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------
   COMMON STOCK           5/26/99     S            10,000        D      $40.00           0            D
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) *If the form is filed by more than one reporting person, SEE Instruction 4(b)(v) SEC 1474 (7-97)



FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)

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     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  -----------   cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----- -----   -------  ------   -----   ------   ------   ----------  --------  ----------

STOCK                                                    5/22/   11/22/   COMMON
OPTION       23.00    5/24/99    M         5,400          97      06      STOCK   5,400      *      10,000         D
----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------
STOCK                                                    5/22/   11/22/   COMMON
OPTION       23.00    5/25/99    M         4,600          97      06      STOCK   4,600      *      10,000         D
----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------
STOCK                                                    5/22/   11/22/   COMMON
OPTION       23.00    5/26/99    M        10,000          97      06      STOCK   10,000      *      10,000        D
----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------
STOCK                                                    11/5/    5/5/   COMMON
OPTION       41.125    5/5/99    A        10,000          99      09      STOCK   10,000      *      10,000        D
----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------

----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------

----------  --------  --------  ---- ---  ------ ----   -------  -----    -----   ------   ------   ----------  --------  ----------
Explanation of Responses:
* Stock Options granted pursuant to 1994 Speedway Motorsports Stock Option Plan

** Intentional misstatements or omissions of          /s/ James Wesley Harris               5/26/99
facts constitute Federal Criminal Violations.        --------------------------------      ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)          ** Signature of Reporting Person         Date

Note:  File three copies of this Form, one
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.




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